Employment Agreement

Employment Agreement, dated as of September 22, 2006, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Andrew Tarshis (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently Senior Vice President, Business Affairs and Associate Counsel of the Company and Senior Vice President, Business Affairs and General Counsel of the Company’s Joe Boxer division (the “Division”); and

WHEREAS, the Company and Executive entered into a two-year Employment Agreement dated as of July 22, 2005 (the “Original Agreement”); and

WHEREAS, the Company wishes, among other things, to continue the Executive’s employment with the Company beyond the term currently provided by the Original Agreement pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.  Engagement of Executive; Duties. During the Term (as hereinafter defined), the Executive shall have the titles of Senior Vice President and General Counsel of the Company, which shall be the most senior legal position of the Company, and shall have such duties as may be from time to time delegated to him by the Chief Executive Officer. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company.

2.  Time. The Executive shall devote substantially all of his professional time to the business affairs of the Division and the Company.

3.  Term. The Executive’s engagement shall commence effective the date hereof and shall continue for three (3) years (the “Term”) unless otherwise terminated as provided herein. The Company may terminate the Agreement for cause (“Cause”) in the event that Executive is convicted of a crime of moral turpitude or dishonesty which conviction may reasonably be expected to have an adverse impact on the Company, or for the willful and continued refusal of Executive to follow the directives of the Chief Executive Officer of the Company (provided that the Company shall have provided Executive with written notice of such willful and continued refusal and Executive has been afforded a reasonable opportunity of at least thirty days to cure the same), or the breach or threatened breach by the Executive of the provisions of Section 6 of this Agreement. Executive may terminate this Agreement in the event (“Good Reason”) his title, reporting relationship or job responsibilities are materially or adversely affected or in the event that Executive is re-located to an office outside the greater New York metropolitan area (which metropolitan area shall not be deemed to include New Jersey). In the event the Company elects to terminate this Agreement for any reason other than for Cause as specified herein or Executive terminates for Good Reason, Executive shall be entitled to receive the greater of (i) his current salary through the remainder of the Term, or (ii) one (1) year of his then base salary.

4.  Compensation.

(a)
Base Salary. Executive's base salary for the first year of the Term will be at a rate of not less than $275,000 per annum and Executive’s base salary for the second and third year(s) of the Term will be at a rate of not less than $300,000 per annum, in each case, paid in accordance with the Company's payroll practices and policies then in effect.

(b)
Bonus. Executive shall be entitled to participate in the Company’s executive bonus program then in effect. Executive shall be eligible for an annual bonus of up to 100% of Executive’s salary, to be superceded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company.

(c)
Restricted Stock. The Company shall issue to the Executive 18,461 shares of Restricted Stock under the Company’s 2006 Equity Incentive Plan (the ”Plan”), subject to restrictions on the full enjoyment of such shares set forth in the Restricted Stock Agreement in the form attached hereto as Exhibit A (the “Restricted Stock Agreement), such restrictions to lapse with respect to one-third of such shares on each of the first three anniversaries of the date hereof, in accordance with the terms and conditions of the Restricted Stock Agreement.

(d)
Fringe Benefits. Executive shall receive the fringe benefits given to other executive officers of the Company including, but not limited to, major medical, dental, life insurance, pension including any 401 (K) or other profit sharing plan. Executive shall also be added as an insured under the Company's officers and directors insurance and all other polices which pertain to officers of the Company. The Company shall pay Executive a car allowance of $1,500 per month during the Term of this Agreement.

(e)
Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Chief Executive Officer of the Company for major expenses.

(f)	Vacation. Executive shall be entitled to four weeks of paid vacation per year. The Executive shall use his vacation in the calendar year in which it is accrued.

5.  Confidentiality. Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his engagement Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

6.  Noncompetition; Nonsolicitation

6.1  The Executive hereby agrees that during the Term and, unless the Company does not offer to extend the Term on comparable terms and conditions after the expiration thereof, for a period of one year following the expiration of the Term (the “Non-Compete Term”), he shall not, directly or indirectly, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) to William Sweedler or Robert D’Loren or any entity with which either such person is affiliated or associated.

6.2  The Executive shall not, during the Non-Compete Term, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, or persons listed on the personnel lists of the Company.

6.3  For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 6.1 and 6.2 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

6.4  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7.  Change in Control.

(a)
If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason within 12 months after a Change in Control (as defined in Subsection 7(b)), then the Company shall pay to Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within 15 days after the date of Executive’s termination, an amount equal to $100 less than three times Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

(b)	For purposes of Subsection 7(a), a “Change in Control” shall mean any of the following:

(1)  any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(2)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(3)  any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(4)  the cessation of control (by virtue of their not constituting a majority of directors) of the Company’s Board of Directors by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

(5)  (A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Company’s Board of Directors (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Company’s Board of Directors’ provided however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act;

(6)  subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(c)
Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after Executive date of termination.

(d)
If within 12 months after the occurrence of a Change of Control, as defined in the Plan, the Company shall terminate Executive’s employment without Cause, as defined herein, or Executive terminates Executive’s employment for Good Reason, as defined herein, then notwithstanding the vesting schedule contained in the Restricted Stock Agreement, all restrictions set forth in the Restricted Stock Agreement shall immediately lapse.

8.  Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive's employment hereunder, without regard to when asserted.

9.  Miscellaneous.

(a)
This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)	If not terminated in accordance with its terms, this Agreement shall be binding upon, and inure to the benefit of, the Parties, their heirs, legal representatives, successors and permitted assigns.

(c)
The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the Parties.

(d)
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)
This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10.  Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attention: Neil Cole, Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.

To the Executive:

Andrew Tarshis
185 Pinewood Road
Stamford, Connecticut 06903

-SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 22nd day of September, 2006.

Iconix Brand Group, Inc. By: /s/ Neil Cole Neil Cole Chief Executive Officer	Executive /s/ Andrew R. Tarshis Andrew Tarshis

Exhibit A

ICONIX BRAND GROUP, INC.

RESTRICTED STOCK AGREEMENT

To:	Andrew Tarshis
185 Pinewood Road
Stamford, Connecticut 06903 Date of Award: September 22, 2006

You are hereby awarded, effective as of the date hereof, 18,461 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of Iconix Brand Group, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), subject to certain restrictions specified below in Restrictions and Forfeiture. (While subject to the Restrictions, this Agreement refers to the Shares as “Restricted Shares”.)

During the period commencing on the Award Date and terminating on the third anniversary of the date hereof (the “Restricted Period”), except as otherwise provided herein, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered and are subject to forfeiture (the “Restrictions”).

Except as set forth below, the Restricted Period with respect to the Shares will lapse in accordance with the vesting schedule set forth below (the “Vesting Schedule”). Subject to the restrictions set forth in the Plan, the Administrator (as defined in the Plan) shall have the authority, in its discretion, to accelerate the time at which any or all of the Restrictions shall lapse with respect to any Shares subject thereto, or to remove any or all of such Restrictions, whenever the Administrator may determine that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the commencement of the Restricted Period.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Restricted Shares:

Restrictions and Forfeiture
You may not sell, assign, pledge, encumber, or otherwise transfer any interest in the Restricted Shares until the dates set forth in the Vesting Schedule, at which point the Restricted Shares will be referred to as “Vested.”

If your employment is terminated by the Company for Cause or by you without Good Reason (as such terms are defined in your Employment Agreement with the Company (the “Employment Agreement”)), the Company will have the right to reacquire your unvested Restricted Shares at the lower of (a) your original purchase price, if any, for such Shares, or (b) the fair market value of the Shares on your date of termination. If there was no purchase price, your unvested Restricted Shares will be forfeited.

Vesting Schedule
Assuming you provide Continuous Service (as defined in the Plan) as an Employee (as defined in the Plan) of the Company or an Affiliate of the Company, all Restrictions will lapse on the Restricted Shares on the Vesting date or Vesting dates set forth in the schedule below for the applicable grant of Restricted Shares and they will become Vested.

Vesting Schedule
Vesting Date	Number of Restricted Shares that Vest
First Anniversary of Date of Award	33 1/3% of Restricted Shares
Second Anniversary of Date of Award	33 1/3% of Restricted Shares
Third Anniversary of Date of Award	33 1/3% of Restricted Shares

Change in Control
In the event of a Change in Control (as defined in the Plan), if within twelve (12) months after the Change in Control, your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement), all of the Restricted Shares shall thereupon become fully vested.

Continuous Service
“Continuous Service,” as used herein, means the absence of any interruption or termination of your service as an Employee (as defined in the Plan) of the Company or any Affiliate (other than a termination by the Company without Cause or a termination by you for Good Reason). If you are employed by an Affiliate of the Company, your employment shall be deemed to have terminated on the date your employer ceases to be an Affiliate of the Company, unless you are on that date transferred to the Company or another Affiliate of the Company. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or any then Affiliate of the Company. Your employment shall not be deemed to have terminated if you are transferred from the Company to an Affiliate of the Company, or vice versa, or from one Company Affiliate to another Company Affiliate.

Share Certificates
The Company will issue a certificate (or certificates) in your name with respect to the Shares, and will hold such certificate (or certificates) on deposit for your account until the expiration of the Restricted Period with respect to the Shares represented thereby. Such certificate (or certificates) will contain the following restrictive legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2006 Equity Incentive Plan of the Company, copies of which are on file in the office of the Secretary of the Company.”

Additional Conditions to Issuance of Stock Certificates	You will not receive the certificates representing the Restricted Shares unless and until the Company has received a stock power or stock powers in favor of the Company executed by you.
Cash Dividends
Cash dividends, if any, paid on the Restricted Shares shall be held by the Company for your account and paid to you upon the expiration of the Restricted Period, except as otherwise determined by the Administrator. All such withheld dividends shall not earn interest, except as otherwise determined by the Administrator.You will not receive withheld cash dividends on any Restricted Shares which are forfeited and all such cash dividends shall be forfeited along with the Restricted Shares which are forfeited.

Tax Withholding
Unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pay taxes in accordance with that election, you will be taxed on the Shares as they become Vested and must arrange to pay the taxes on this income. If the Administrator so determines, arrangements for paying the taxes may include your surrendering Shares that otherwise would be released to you upon becoming Vested or your surrendering Shares you already own. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

The Company shall have the right to withhold from your compensation an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes. Alternatively, the Company may require you to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Shares, or, in lieu thereof, to retain or sell without notice a sufficient number of Shares to cover the amount required to be withheld. The Company may withhold from any cash dividends paid on the Restricted Shares an amount sufficient to cover taxes owed as a result of the dividend payment. The Company’s method of satisfying its withholding obligations shall be solely in the discretion of the Administrator, subject to applicable federal, state, local and foreign laws. The Company shall have a lien and security interest in the Shares and any accumulated dividends to secure your obligations hereunder.

Tax Representations
You hereby represent and warrant to the Company as follows:

(a) You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its Employees or agents.

(b) You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that Section 83 of the Code taxes (as ordinary income) the fair market value of the Shares as of the date any “restrictions” on the Shares lapse. To the extent that an award hereunder is not otherwise an exempt transaction for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to officers, directors and 10% shareholders subject to Section 16 of the 1934 Act, a “restriction” on the Shares includes for these purposes the period after the award of the Shares during which such officers, directors and 10% shareholders could be subject to suit under Section 16(b) of the 1934 Act. Alternatively, you understand that you may elect to be taxed at the time the Shares are awarded rather than when the restrictions on the Shares lapse, or the Section 16(b) period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of the award.

YOU HEREBY ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION AVAILABLE TO YOU UNDER SECTION 83(B) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

Securities Law Representations
The following two paragraphs shall be applicable if, on the date of issuance of the Restricted Shares, no registration statement and current prospectus under the Securities Act of 1933, as amended (the “1933 Act”), covers the Shares, and shall continue to be applicable for so long as such registration has not occurred and such current prospectus is not available:

(a) You hereby agree, warrant and represent that you will acquire the Shares to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree that you will not at any time make any offer, sale, transfer, pledge or other disposition of such Shares to be issued hereunder without an effective registration statement under the 1933 Act, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You agree to execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

(b) The certificates for Shares to be issued to you hereunder shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

Stock Dividend, Stock Split and Similar Capital Changes
In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith. Any shares of Common Stock or other securities received, as a result of the foregoing, by you with respect to the Restricted Shares shall be subject to the same restrictions as the Restricted Shares, the certificate or other instruments evidencing such shares of Common Stock or other securities shall be legended and deposited with the Company as provided above with respect to the Restricted Shares, and any cash dividends received with respect to such shares of Common Stock or other securities shall be accumulated as provided above with respect to the Restricted Shares.

Non-Transferability	Restricted Shares are not transferable.

No Effect on Employment
Except as otherwise provided in the Employment Agreement, nothing herein shall modify your status as an at-will employee of the Company or any of its Affiliates. Further, nothing herein guarantees you employment for any specified period of time. This means that, except as provided in the Employment Agreement, either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to the date on which your Shares become vested.

No Effect on Corporate Authority
You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement (excluding Attachment A hereto) or its validity, construction, meaning, performance or your rights hereunder shall, unless the Company in its sole discretion determines otherwise, be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the office of the Chief Executive Officer of the Company. If mailed, it should be addressed to the Chief Executive Officer of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Agreement Subject to Plan; Entire Agreement
This Agreement shall be subject to the terms of the Plan in effect on the date hereof, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company.

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control.
Attachment A	In consideration of the award to you of Restricted Shares, you hereby agree to the confidentiality and non-interference provisions set forth in Attachment A hereto.

Please sign the copy of this Restricted Stock Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions, including Attachment A hereto.

ICONIX BRAND GROUP, INC.

By:

ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Agreement, including Attachment A hereto. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Agreement, including Attachment A hereto. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Agreement. I accept this Restricted Stock Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to option or stock grants.

Date:

ANDREW TARSHIS

Attachment A to Restricted Stock Agreement

Confidentiality and Non-Interference.

(a) You covenant and agree that, in consideration of the award to you of Restricted Shares, you will not, during your employment with the Company or at any time thereafter, except with the express prior written consent of the Company or pursuant to the lawful order of any judicial or administrative agency of government, directly or indirectly, disclose, communicate or divulge to any individual or entity, or use for the benefit of any individual or entity, any knowledge or information with respect to the conduct or details of the Company’s business which you, acting reasonably, believe or should believe to be of a confidential nature and the disclosure of which not to be in the Company’s interest.

(b) You covenant and agree that, in consideration of the award to you of Restricted Shares, you will not, during your employment with the Company, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, member, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any individual or entity to engage in any act or action which you, acting reasonably, believe or should believe would be harmful or inimical to the interests of the Company.

(c) You covenant and agree that, in consideration of the award to you of Restricted Shares, you will not, for a period of two years after your employment with the Company ceases for any reason whatsoever (whether voluntary or not), except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, member, consultant, agent, director, officer, shareholder or in any other capacity, for your own account or for the benefit of any individual or entity, (i) solicit any customer of the Company for business which would result in such customer terminating their relationship with the Company; or (ii) solicit or induce any individual or entity which is an employee of the Company to leave the Company or to otherwise terminate their relationship with the Company.

(d) The parties agree that any breach by you of any of the covenants or agreements contained in this Attachment A will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining you and/or any other individual or entity involved therein from continuing such breach. The existence of any claim or cause of action which you may have against the Company or any other individual or entity shall not constitute a defense or bar to the enforcement of such covenants. If the Company is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained in this Attachment A, or if such covenants or agreements are otherwise the subject of litigation between the parties, and the Company prevails in such enforcement or litigation, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (a) the date on which the original (unextended) term of such covenants and agreements is scheduled to terminate or (b) the date of the final court order (without further right of appeal) enforcing such covenant or agreement.

(e) If any portion of the covenants or agreements contained in this Attachment A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Attachment A is held unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

(f) For purposes of this Attachment A, the term “the Company” shall include the Company, any successor to the Company and all present and future direct and indirect subsidiaries and affiliates of the Company.